EXHIBIT 99.1

Sacramento, CA - September 19, 2002

              AMERICAN RIVER HOLDINGS ANNOUNCES 8th STOCK DIVIDEND
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Sacramento, CA - September 19, 2002 - On September 18, 2002, the Board of
Directors of American River Holdings (Nasdaq: AMRB) declared a 5% stock dividend on the outstanding shares of common stock of the Corporation. The stock dividend will be issued on October 18, 2002 to shareholders of record as of October 4, 2002. In lieu of fractional shares, cash will be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, at the per share price at the close of business on September 18, 2002.

"This is the eighth stock dividend that has been declared by our company," states David T. Taber, President and CEO of American River Holdings, "along with twenty-one semi-annual cash dividends which have been declared since 1992 this illustrates our dedication to providing value for our shareholders."

American River Holdings is a financial services company with three subsidiaries, American River Bank, a community business bank with four offices in Sacramento and Placer Counties; North Coast Bank, a community business bank with three offices in Sonoma County; and first source capital, headquartered in Sacramento which provides equipment lease financing strictly as a broker for businesses throughout the country.



Related websites: www.americanriverbank.net, www.northcoastbank.com, www.firstsourcecapital.com, www.amrb.com



FORWARD-LOOKING STATEMENTS

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the California energy shortage, the effects of terrorism, including the events of September 11, 2001 and thereafter, and the conduct of the war on terrorism by the United States and its allies, as well as other factors. This entire press release should be read to put such forward-looking statements in context.